Exhibit 4.3

THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

OF

ANNIE’S, INC.

This THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT is entered into as of November 22, 2011 (this “Agreement”) by and among Annie’s, Inc. (f/k/a Natural Acquisition Corp. and later Homegrown Naturals, Inc.), a Delaware corporation (the “Company”), Solera Partners, L.P., a Delaware limited partnership (“Solera Partners”), SCI Partners, L.P., a Delaware limited partnership (“SCI” and, together with Solera Partners, “Solera”), the stockholders identified on Schedule A and any party that becomes a stockholder by executing a counterpart hereto (each, a “Continuing Stockholder”). The Continuing Stockholders, together with Solera, are hereinafter referred to collectively as the “Stockholders”. Capitalized terms not defined herein shall have the respective meanings attributed to them in Article VI.

WHEREAS, the Company and the Stockholders are parties to that certain Second Amended and Restated Stockholders’ Agreement of the Company dated March 28, 2008, as amended on July 27, 2010 (the “Current Agreement”); and

WHEREAS, the Company and the Stockholders desire to amend and restate the Current Agreement in its entirety in accordance with Section 7.9 of the Current Agreement and to accept the rights and obligations set forth in this Agreement in lieu of the rights and obligations set forth in the Current Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Stockholders hereby agree that the Current Agreement shall be superseded and replaced in its entirety by this Agreement, and further agree as follows:

ARTICLE I

GOVERNANCE

Section 1.1 Election of Directors. Each Stockholder hereby agrees that from and after the date hereof, such Stockholder will vote all shares of capital stock of the Company which are voting shares and all other voting securities of the Company over which such Stockholder has voting control or which are owned by such Stockholder, beneficially or of record, on the record date fixed for a determination of those stockholders entitled to vote in any election of directors of the Company, or will cause such shares or other voting securities to be voted and shall take all other necessary or desirable actions within such Stockholder’s control, including in his or her capacity as a stockholder, director, member of the Company’s Board of Directors (the “Company

Board”) or a committee thereof or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings, and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board of directors or stockholders meetings) so that:

(i) the authorized number of directors on the Company Board shall be six, which number may be increased from time to time by resolution of the Board of Directors to a maximum of eight;

(ii) there shall be elected to the Company Board (a) the Chief Executive Officer of the Company, and (b) the remaining directors from time to time as designated by Solera Partners (the “Solera Directors”);

(iii) the Company Board shall at all times be chaired by a member of the Company Board designated by Solera Partners from time to time;

(iv) the Vice Chairman of the Company Board, if any, shall be a member of the Company Board designated by Solera Partners from time to time;

(v) any action taken by the Company Board shall require the affirmative vote of a majority of the number of directors then in office;

(vi) any committee of the Company Board shall be created only upon the approval of a majority of the Company Board, and the composition of each such committee shall proportionally resemble as closely as possible the composition of the Company Board, provided that, in any event, Solera Partners shall have the right to designate a majority of the members of each such committee;

(vii) any director may be removed for Cause at any time upon the affirmative vote of the majority of the Company Board;

(viii) in the event that Solera Partners requests that a Solera Director be removed by the Stockholders from the Company Board such Solera Director shall be immediately removed by the Stockholders; and

(ix) in the event that any member of the Company Board ceases to serve as a member of the Company Board during or following his or her term of office, including, without limitation, as a result of the removal of such director pursuant to Section 1.1(a)(vii) or (viii) above, the resulting vacancy on the Company Board shall be filled, (a) in the case of a Solera Director, by a representative designated by Solera Partners, and (b) in the case of the CEO, by his or her successor.

ARTICLE II

RESTRICTIONS ON TRANSFER

Section 2.1 Restrictions on Transfer by Continuing Stockholders.

(a) Until the earlier to occur of (i) any underwritten sale of the Company’s Common Stock to the public pursuant to an effective registration statement under the Securities Act after which at least 10% of the outstanding shares of the Company’s Common Stock shall have been registered under the Securities Act and such shares may be freely traded (a “Public Offering”) and (ii) a Change of Control, subject to Section 2.1(c) hereof, no Continuing Stockholder may, without the prior written consent of the Company and Solera, directly or indirectly, Transfer any shares of Common Stock, preferred stock or other equity interest in the Company, or any other security, option, warrant or other right that does or may allow the holder thereof to receive Common Stock or preferred stock or other equity interest (collectively, the “Covered Securities”) to any Person except as follows:

(i) in the case of any Continuing Stockholder, who is an individual, for bona fide estate planning purposes to (a) any spouse or any lineal ancestor or descendant of a Continuing Stockholder, (b) a trust or trusts of which such Continuing Stockholders or such family members are the sole beneficiaries, or charitable remainder trusts in which such Continuing Stockholder or such family members have an interest or (c) a corporation, partnership or limited liability company in which such Continuing Stockholder or such family members are the only stockholders, partners or members, as the case may be;

(ii) in the case of the death of any such Continuing Stockholder who is an individual, by will or by the laws of intestate succession, to his or her executors, administrators, testamentary trustees, legatees or beneficiaries who shall be bound by this Agreement as Continuing Stockholders;

(iii) in the case of any executor, administrator, testamentary trustee, legatee or beneficiary who is a transferee under clause (a)(ii) of this Section 2.1, and with the consent of Solera, such consent not to be unreasonably withheld, for the purpose of discharging estate taxes;

(iv) in the case of Ann E. Withey, upon presentation to the Company of sufficient evidence of extenuating financial circumstances, and with the consent of Solera, such consent not to be unreasonably withheld, to any Person;

(v) to the Company, Solera or any of Solera’s Affiliates or designees; or

(vi) to any other Continuing Stockholder who is a signatory to this Agreement as of the date hereof.

(b) Each Continuing Stockholder shall give the Company and Solera prompt notice of any actual Transfer of any Covered Security. Any Transfer of any Covered Security other than as permitted by this Agreement shall be void and of no effect.

(c) Nothing in Section 2.1(a) will be deemed to prevent any Continuing Stockholder that is a corporation from transferring all of its Covered Securities to any Person as part of (i) any bona fide sale of all or substantially all of the capital stock of such Continuing Stockholder to such Person, (ii) any bona fide merger of such Continuing Stockholder with or into such Person or (iii) any bona fide sale of all or substantially all of the assets of such Continuing Stockholder to such Person.

Section 2.2 Transfers after a Public Offering. Following a Public Offering, any Continuing Stockholder may Transfer Common Stock to any Person subject to any holdback agreements contained in or required by the Registration Rights Agreement or entered into in connection therewith, provided that, except with respect to a Transfer of the type described in Section 2.1(a)(ii), the transferee must deliver to the Company and Solera an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company and Solera, to the effect that such Transfer is not required to be registered under the Securities Act.

Section 2.3 Agreements to Be Bound. Notwithstanding anything to the contrary contained in this Agreement, any Transfer of shares by a Continuing Stockholder shall be permitted under the terms of this Agreement only if, in the case of a Transfer pursuant to Sections 2.1 (including, without limitation, under Section 2.1(c)) or 2.2, the transferee of such Continuing Stockholder (i) agrees in writing to be bound by the terms and conditions of this Agreement in a manner reasonably satisfactory in substance and form to the Company and Solera, (ii) delivers an opinion of counsel to the Company and Solera, which opinion and counsel shall be reasonably satisfactory to the Company and Solera, to the effect that such Transfer is not a Prohibited Transfer; provided, however, that such Continuing Stockholder shall be required to deliver such opinion only if Solera reasonably determines that such opinion is necessary or advisable with respect to such proposed Transfer and (iii) in the case of a transferee of a Continuing

Stockholder who resides in a state with a community property system, such transferee causes his or her spouse, if any, to execute a Spousal Waiver in the form of Schedule B attached hereto. Upon the execution of the instrument of assumption by such transferee and, if applicable, the Spousal Waiver by the spouse of such transferee, such transferee shall be subject to all of the restrictions and obligations of his or her transferor hereunder.

ARTICLE III

TAG-ALONG RIGHT

Section 3.1 Tag-Along Right.

(a) In the event that, at any time, Solera proposes to sell shares of Common Stock owned by it to any Person (a “Proposed Purchaser”), other than (i) any sale pursuant to a Registration or Rule 144 or to any Affiliate of Solera, or (ii) any sale pursuant to Article IV hereof, and the shares proposed to be sold, together with all shares of the Common Stock previously sold by Solera, would represent more than 25% of the aggregate number of shares of Common Stock, on an as-converted basis, that Solera owned as of the date hereof, then Solera will promptly provide each Continuing Stockholder written notice (a “Sale Notice”) of such proposed sale (a “Proposed Sale”) and the material terms of the Proposed Sale as of the date of such Sale Notice (the “Material Terms”). If within 5 Business Days of the receipt of the Sale Notice, Solera receives a written request (a “Sale Request”) to include shares of Common Stock held by one or more Continuing Stockholders in the Proposed Sale, the Common Stock so held by such Continuing Stockholders shall be so included as provided herein; provided, however, that any Sale Request shall be irrevocable unless (x) there shall be a material adverse change in the Material Terms or (y) otherwise mutually agreed to in writing by such Continuing Stockholder and Solera.

(b) The number of shares of Common Stock that each Continuing Stockholder will be permitted to include in a Proposed Sale pursuant to a Sale Request will be the product of (i) the number of shares of Common Stock then held by such Continuing Stockholder and (ii) a fraction, the numerator of which shall be the number of shares of Common Stock which Solera proposes to sell in the Proposed Sale and the denominator of which shall be the number of shares of Common Stock, on an as-converted basis, then held by Solera.

(c) Shares of Common Stock subject to a Sale Request will be included in a Proposed Sale pursuant hereto and pursuant to any agreement with the Proposed Purchaser relating thereto, on the same terms and subject to the same conditions applicable to the shares of the Common Stock which Solera proposes to sell in the Proposed Sale. Such terms and conditions shall include, without limitation, (i) the sale consideration (which shall be reduced by the fees and expenses incurred by Solera and the Company in connection with the Proposed Sale), and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications; provided, however, that any representations and warranties relating specifically to any Stockholder shall only be made by that Stockholder and any indemnification provided by the Stockholders shall be based on the number of shares of Common Stock being sold by each Stockholder in the Proposed Sale, either on a several, not joint, basis, or solely with recourse to an escrow established for the benefit of the Proposed Purchaser, contributions to which escrow shall be proportionate to the number of shares of Common Stock being sold by each Stockholder in the Proposed Sale.

(d) Upon delivering a Sale Request, each Continuing Stockholder will, if requested by Solera, execute and deliver a custody agreement and power of attorney in form and substance customary for such transactions (a “Custody Agreement and Power of Attorney”) with respect to the shares of the Common Stock which are to be included in the Proposed Sale pursuant to this Section 3.1. The Custody Agreement and Power of Attorney will provide, among other things, that the Continuing Stockholders executing such Custody Agreement and Power of Attorney will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such shares of Common Stock (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact as such Continuing Stockholder’s agent and attorney-in-fact with full power and authority to act under a custody agreement and power of attorney on behalf of such Continuing Stockholders with respect to the matters specified therein.

(e) Each Continuing Stockholder agrees that he or she will execute such other agreements as Solera may reasonably request in connection with the consummation of a Proposed Sale and Sale Request and the transactions contemplated thereby, including, without limitation, any purchase agreement, proxies, written consents in lieu of meetings or waiver of appraisal rights.

(f) For the avoidance of doubt, the provisions of this Article III shall not apply to any sales by Solera of any shares of Preferred Stock, which sales shall instead be governed by Section 3.2 hereof.

Section 3.2 Preferred Stock Tag-Along Right.

(a) In the event that, at any time, Solera proposes to sell shares of Preferred Stock owned by it to any Person (a “Proposed Preferred Stock Purchaser”), other than (i) any sale pursuant to a Registration or Rule 144 or to any Affiliate of Solera, or (ii) any sale pursuant to Article IV, and the shares proposed to be sold, together with all shares of the Preferred Stock previously sold by Solera, would represent more than 25% of the aggregate number of shares of Preferred Stock that Solera owned as of the date hereof, then Solera will promptly provide each Continuing Stockholder written notice (a “Preferred Stock Sale Notice”) of such proposed sale (a “Proposed Preferred Stock Sale”) and the material terms of the Proposed Preferred Stock Sale as of the date of such Preferred Stock Sale Notice (the “Material Preferred Stock Terms”). If within 5 Business Days of the receipt of the Preferred Stock Sale Notice, Solera receives a written request (a “Preferred Stock Sale Request”) to include shares of Common Stock held by one or more Continuing Stockholders in the Proposed Preferred Stock Sale, the Common Stock so held by such Continuing Stockholders shall be so included as provided herein; provided, however, that any Preferred Stock Sale Request shall be irrevocable unless (x) there shall be a material adverse change in the Material Preferred Stock Terms or (y) otherwise mutually agreed to in writing by such Continuing Stockholder and Solera.

(b) The number of shares of Common Stock that each Continuing Stockholder will be permitted to include in a Proposed Preferred Stock Sale pursuant to a Preferred Stock Sale Request will be the product of (i) the number of shares of Common Stock then held by such Continuing Stockholder and (ii) a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon the conversion of Preferred Stock which Solera proposes to sell in the Proposed Preferred Stock Sale and the denominator of which shall be the number of shares of Common Stock issuable upon the conversion of Preferred Stock then held by Solera.

(c) The aggregate purchase price paid by the Proposed Preferred Stock Purchaser in any Proposed Preferred Stock Sale (net of all fees and expenses incurred by Solera and the Company in connection with the Proposed Preferred Stock Sale) shall, at the election of Solera, either be allocated (i) pro-rata among all of the shares of Preferred Stock and Common Stock being sold in the Proposed Preferred Stock Sale or (ii) first, on a pro-rata basis, to satisfy the maximum portion of the Applicable Liquidation Preference of each share of Series A 2002 Preferred, Series A 2004 Preferred and/or Series A 2005 Preferred to be sold in the Proposed Preferred Stock Sale, and second, to the extent (and only to the extent) that there are any excess proceeds from the Proposed Preferred Stock Sale after giving effect to clause (i) of this Section 3.2(c) , pro-rata, among all of the shares of Common Stock to be sold in the Proposed Preferred Stock Sale. Subject to the foregoing, shares of Common Stock subject to a Preferred Stock Sale Request will be included in a Proposed Preferred Stock Sale pursuant hereto and pursuant to any agreement with the Proposed Preferred Stock Purchaser relating thereto, on the same terms and subject to the same conditions applicable to the shares of Preferred Stock which Solera proposes to sell in the Proposed Preferred Stock Sale. Such terms and conditions shall include, without limitation, the provision of information, representations, warranties, covenants and requisite indemnifications; provided, however, that any representations and warranties relating specifically to any Stockholder shall only be made by that Stockholder and any indemnification provided by the Stockholders shall be based on the number of shares of Common Stock or Preferred Stock, as the case may be, being sold by each Stockholder in the Proposed Sale, either on a several, not joint, basis, or solely with recourse to an escrow established for the benefit of the Proposed Preferred Stock Purchaser, contributions to which escrow shall be proportionate to the number of shares of Common Stock or Preferred Stock, as the case may be, being sold by each Stockholder in the Proposed Preferred Stock Sale.

(d) Upon delivering a Preferred Stock Sale Request, each Continuing Stockholder will, if requested by Solera, execute and deliver a custody agreement and power of attorney in form and substance customary for such transactions (a “Preferred Stock Custody Agreement and Power of Attorney”) with respect to the shares of the Common Stock which are to be included in the Proposed Preferred Stock Sale pursuant to this Section 3.2 The Preferred Stock Custody Agreement and Power of Attorney will provide, among other things, that the Continuing Stockholders executing such Preferred Stock Custody Agreement and Power of Attorney will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such shares of Common Stock (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact as such Continuing Stockholder’s agent and attorney-in-fact with full power and authority to act under a custody agreement and power of attorney on behalf of such Continuing Stockholders with respect to the matters specified therein.

(e) Each Continuing Stockholder agrees that he or she will execute such other agreements as Solera may reasonably request in connection with the consummation of a Proposed Preferred Stock Sale and Preferred Stock Sale Request and the transactions contemplated thereby, including, without limitation, any purchase agreement, proxies, written consents in lieu of meetings or waiver of appraisal rights.

ARTICLE IV

DRAG-ALONG RIGHT

Section 4.1 Drag-Along Right.

(a) In the event that, at any time, Solera proposes to sell shares of Common Stock owned by it to a Proposed Purchaser, and the shares proposed to be sold, together with all shares of the Common Stock previously sold by Solera, would represent either (x) more than 66% of the aggregate number of shares of Common Stock, on an as-converted basis, that Solera owned as of the date hereof, or (y) more than 51% of the outstanding shares of Common Stock of the Company, on an as-converted basis, at the time of such proposed transaction, then Solera at its election may provide each Continuing Stockholder written notice (a “Drag-Along Sale Notice”) of such proposed sale (a “Proposed Drag-Along Sale”) and the material terms of the Proposed Drag-Along Sale as of the date of such Drag-Along Sale Notice. Each Continuing Stockholder shall be obligated to, and shall, sell, transfer and deliver, or cause to be sold, transferred and delivered to such Proposed Purchaser as set forth below.

(b) The number of shares of Common Stock that each Continuing Stockholder shall be required to include in a Proposed Drag-Along Sale will be the product of (i) the number of shares of Common Stock then held by such Continuing Stockholder and (ii) a fraction, the numerator of which shall be the number of shares of Common Stock which Solera proposes to sell in the Proposed Drag-Along Sale and the denominator of which shall be the number of shares of Common Stock, on an as-converted basis, then held by Solera.

(c) Shares of Common Stock will be included in a Proposed Drag-Along Sale pursuant hereto and pursuant to any agreement with the Proposed Purchaser relating thereto, on the same terms and subject to the same conditions applicable to the shares of the Common Stock which Solera proposes to sell in the Proposed Drag-Along Sale. Such terms and conditions shall include, without limitation, (i) the sale consideration (which shall be reduced by the fees and expenses incurred by Solera and the Company in connection with the Proposed Drag-Along Sale), and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications; provided, however, that any representations and warranties relating specifically to any Stockholder shall only be made by that Stockholder and any indemnification provided by the Stockholders shall be based on the number of shares of Common Stock being sold by each Stockholder in the Proposed Drag-Along Sale, either on a several, not joint, basis, or solely with recourse to an escrow established for the benefit of the Proposed Purchaser, contributions to which escrow shall be proportionate to the number of shares of Common Stock being sold by each Stockholder in the Proposed Drag-Along Sale.

(d) Upon receiving a Drag-Along Sale Notice, each Continuing Stockholder will, if requested by Solera, execute and deliver a custody agreement and power of attorney in form and substance customary for such transactions (a “Custody Agreement and Power of Attorney”) with respect to the shares of the Common Stock which are to be included in the Proposed Drag-Along Sale pursuant to this Section 4.1. The Custody Agreement and Power of Attorney will provide, among other things, that the Continuing Stockholders executing such Custody Agreement and Power of Attorney will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such shares of Common Stock (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact as such Continuing Stockholder’s agent and attorney-in-fact with full power and authority to act under a custody agreement and power of attorney on behalf of such Continuing Stockholders with respect to the matters specified therein.

(e) Each Continuing Stockholder agrees that he or she will execute such other agreements as Solera may reasonably request in connection with the consummation of a Proposed Drag-Along Sale and the transactions contemplated thereby, including, without limitation, any purchase agreement, proxies, written consents in lieu of meetings or waiver of appraisal rights.

(f) For the avoidance of doubt, the provisions of this Article IV shall not apply to any sales by Solera of any shares of Preferred Stock, which sales shall instead be governed by Section 4.2 hereof.

Section 4.2 Preferred Stock Drag-Along Right.

(a) In the event that, at any time, Solera proposes to sell shares of Preferred Stock owned by it to a Proposed Preferred Stock Purchaser, and the shares proposed to be sold, together with all shares of the Preferred Stock previously sold by Solera, would represent either (x) more than 66% of the aggregate number of shares of Preferred Stock that Solera owned as of the date hereof or (y) more than 51% of the outstanding shares of Preferred Stock of the Company at the time of such proposed transaction, then Solera may, at its election, provide each Continuing Stockholder written notice (a “Preferred Stock Drag-Along Sale Notice”) of such proposed sale (a “Proposed Preferred Stock Drag-Along Sale”) and the material terms of the Proposed Preferred Stock Drag-Along Sale as of the date of such Preferred Stock Drag-Along Sale Notice. Each Continuing Stockholder shall be obligated to, and shall, sell, transfer and deliver, or cause to be sold, transferred and delivered to such Proposed Preferred Stock Purchaser, as set forth below.

(b) The number of shares of Common Stock that each Continuing Stockholder shall be required to include in a Proposed Preferred Stock Drag-Along Sale will be the product of (i) the number of shares of Common Stock then held by such Continuing Stockholder and (ii) a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon the conversion of Preferred Stock which Solera proposes to sell in the Proposed Preferred Stock Drag-Along Sale and the denominator of which shall be the number of shares of Common Stock issuable upon the conversion of Preferred Stock then held by Solera.

(c) The aggregate purchase price paid by the Proposed Preferred Stock Purchaser in any Proposed Preferred Stock Drag-Along Sale (net of all fees and expenses incurred by Solera and the Company in connection with the Proposed Preferred Stock Drag-Along Sale) shall, at the election of Solera, either be allocated (i) pro-rata among all of the shares of Preferred Stock and Common Stock being sold in the Proposed Preferred

Stock Drag-Along Sale or (ii) first, on a pro-rata basis, to satisfy the maximum portion of the Applicable Liquidation Preference of each share of Series A 2002 Preferred, Series A 2004 Preferred, Series A 2005 Preferred to be sold in the Proposed Preferred Stock Drag-Along Sale, and second, to the extent (and only to the extent) that there are any excess proceeds from the Proposed Preferred Stock Sale after giving effect to clause (i) of this Section 4.2(c), pro-rata, among all of the shares of Common Stock to be sold in the Proposed Preferred Stock Sale. Subject to the foregoing, shares of Common Stock will be included in a Proposed Preferred Stock Drag-Along Sale pursuant hereto and pursuant to any agreement with the Proposed Preferred Stock Purchaser relating thereto, on the same terms and subject to the same conditions applicable to the shares of Preferred Stock which Solera proposes to sell in the Proposed Preferred Stock Drag-Along Sale. Such terms and conditions shall include, without limitation, the provision of information, representations, warranties, covenants and requisite indemnifications; provided, however, that any representations and warranties relating specifically to any Stockholder shall only be made by that Stockholder and any indemnification provided by the Stockholders shall be based on the number of shares of Common Stock or Preferred Stock, as the case may be, being sold by each Stockholder in the Proposed Drag-Along Sale, either on a several, not joint, basis, or solely with recourse to an escrow established for the benefit of the Proposed Preferred Stock Purchaser, contributions to which escrow shall be proportionate to the number of shares of Common Stock or Preferred Stock, as the case may be, being sold by each Stockholder in the Proposed Preferred Stock Drag-Along Sale.

(d) Upon receiving a Preferred Stock Drag-Along Sale Notice, each Continuing Stockholder will, if requested by Solera, execute and deliver a custody agreement and power of attorney in form and substance customary for such transactions (a “Preferred Stock Custody Agreement and Power of Attorney”) with respect to the shares of the Common Stock which are to be included in the Proposed Preferred Stock Drag-Along Sale pursuant to this Section 4.2 The Preferred Stock Custody Agreement and Power of Attorney will provide, among other things, that the Continuing Stockholders executing such Preferred Stock Custody Agreement and Power of Attorney will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such shares of Common Stock (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact as such Continuing Stockholder’s agent and attorney-in-fact with full power and authority to act under a custody agreement and power of attorney on behalf of such Continuing Stockholders with respect to the matters specified therein.

(e) Each Continuing Stockholder agrees that he or she will execute such other agreements as Solera may reasonably request in connection with the consummation of a Proposed Preferred Stock Drag-Along Sale and the transactions contemplated thereby, including, without limitation, any purchase agreement, proxies, written consents in lieu of meetings or waiver of appraisal rights.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Each Stockholder hereby represents and warrants to the Company and to each other Stockholder that:

(i) such Stockholder has the power, authority and capacity (or, in the case of any Stockholder that is a corporation, limited liability company or limited partnership, all corporate, limited liability company or limited partnership power and authority, as the case may be) to execute, deliver and perform this Agreement;

(ii) in the case of a Stockholder that is a corporation, limited liability company or limited partnership, the execution, delivery and performance of this Agreement by such Stockholder has been duly and validly authorized and approved by all necessary corporate, limited liability company or limited partnership action, as the case may be;

(iii) this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity;

(iv) the execution, delivery and performance of this Agreement by such Stockholder does not and will not violate the terms of or result in the acceleration of any obligation under (A) any material contract, commitment or other material instrument to which such Stockholder is a party or by which such Stockholder is bound or (B) in the case of a Stockholder that is a corporation, limited liability company or limited partnership, the certificate of incorporation, certificate of limited liability company, certificate of limited partnership, by-laws, operating agreement or limited partnership agreement, as the case may be; and

(v) except for the Recapitalization Agreement, the Registration Rights Agreement, the Stock Purchase Agreement, the Merger Agreement, and, in the case of any affected Stockholder, any employment agreement with the Company and any stock option or restricted stock agreement of the Company, it has not entered into or agreed to be bound by any other arrangements or agreements of any kind with any other party with respect to the shares of capital stock of the Company, including, but not limited to, arrangements or agreements with respect to the acquisition or disposition thereof or any interest therein or the voting of any such shares (whether or not such agreements and arrangements are with the Company or other Stockholders). Each Continuing Stockholder agrees that, except as expressly permitted under this Agreement, he, she or it will not enter into any such other arrangements or agreements as he, she or it has represented and warranted to above with any other party as long as any of the terms of this Agreement remain in effect, except any such agreement with the Company entered into in connection with the grant of any options or restricted stock pursuant to any equity incentive plan of the Company.

ARTICLE VI

DEFINITIONS

Section 6.1 Certain Terms. Whenever used in this Agreement, the following terms shall have the respective meanings given to them below or in the Sections indicated below:

Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

Applicable Liquidation Preference: means:

(a) as to each share of Series A 2002 Preferred as of any date of determination, the sum of (x) $6,147.72 (the “2002 Purchase Price”), as appropriately adjusted for any stock dividend, stock split, reclassification, recapitalization, consolidation or similar event affecting the Series A 2002 Preferred, plus (y) the product of (A) 8% of the 2002 Purchase Price, as so adjusted, and (B) a fraction, the numerator of which is the number of calendar days elapsed during the period commencing on August 9, 2002 and ending on such date of determination and the denominator of which is 365; and

(b) as to each share of Series A 2004 Preferred as of any date of determination, the sum of (x) $6.45 (the “2004 Purchase Price”), as appropriately adjusted for any stock dividend, stock split, reclassification, recapitalization, consolidation or similar event affecting the Series A 2004 Preferred, plus (y) the product of (A) 8% of the 2004 Purchase Price, as so adjusted, and (B) a fraction, the numerator of which is the number of calendar days elapsed during the period commencing on June 30, 2004, and ending on such date of determination and the denominator of which is 365.

(c) as to each share of Series A 2005 Preferred as of any date of determination, the sum of (x) $7.35 (the “Initial Purchase Price”), as appropriately adjusted for any stock dividend, stock split, reclassification, recapitalization, consolidation or similar event affecting the Series A 2005 Convertible Preferred Stock and (y) the product of (A) 8% of the Initial Purchase Price, as so adjusted, and (B) a fraction, the numerator of which is the number of calendar days elapsed since November 14, 2005 and the denominator of which is 365.

Business Day: any day other than a Saturday, Sunday or other day on which the commercial banks in New York City are authorized or required to close.

Cause: (i) the refusal or neglect of a director to perform substantially his or her duties, (ii) the director’s personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (iii) the director’s conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or his or her willful violation of any law, rule, or regulation (other than a traffic violation or similar offense or violation outside of the course of his or her directorship which in no way adversely affects the Company or its reputation or the ability of the director to perform his or her duties) or (iv) the breach by the director of any written covenant or agreement with the Company not to disclose any information pertaining to the Company or not to compete or interfere with the Company.

Change of Control: with respect to the Company, the first to occur after the date hereof of the following events:

(i) the acquisition by any person, entity or group (as defined in Section 13(d) of the Exchange Act), other than (x) the Company and its subsidiaries, (y) any employee benefit plan of the Company or its subsidiaries, or (z) Solera or any Affiliate thereof, through one transaction or a series of related transactions, of 50% or more of the combined voting power of the Company;

(ii) the liquidation or dissolution of the Company; or

(iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions, to one or more Persons that are not, immediately prior to such sale, transfer or other disposition, Solera or Affiliates thereof.

Common Stock: the Common Stock of the Company, par value $0.001 per share.

Confidential Information: any information of the Company or its Affiliates including, without limitation, research and development activities, client lists, software, know-how, marketing plans and strategies, pricing and costing policies, customer and supplier lists and accounts, employee information and other nonpublic information; provided that Confidential Information shall not include (i) any information that is in the public domain through no fault of such Stockholder, or (ii) any information received from a third party that was disclosed without a breach of any confidentiality obligation.

Exchange Act: the Securities and Exchange Act of 1934, as amended.

Person: any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or other legal entity other than the Company.

Preferred Stock: the Series A 2002 Preferred, the Series A 2004 Preferred, and the Series 2005 Preferred.

Prohibited Transfer: any Transfer of Covered Security to a Person which (a) may not be effected without registering the securities involved under the Securities Act, (b) would result in the assets of the Company constituting Plan Assets as such term is defined in the Department of Labor regulations promulgated under the Employee Retirement Income Security Act of 1974, as amended, (c) would cause the Company to be, be controlled by or under common control with an “investment company” for purposes of the Investment Company Act of 1940, as amended, or (d) would require any securities of the Company to be registered under the Exchange Act.

Recapitalization Agreement: the Agreement and Plan of Recapitalization dated as of August 9, 2002, by and among Solera, AHI and the other parties thereto, as the same may be amended from time to time.

Registration: the closing of a Public Offering.

Registration Rights Agreement: the Registration Rights Agreement by and among the Company, Solera and the other parties thereto, as the same may be amended from time to time.

Securities Act: the Securities Act of 1933, as amended.

Series A 2002 Preferred: the Series A 2002 Convertible Preferred Stock of the Company, $.001 par value per share.

Series A 2004 Preferred: the Series A 2004 Convertible Preferred Stock of the Company, $.001 par value per share.

Series A 2005 Preferred: the Series A 2005 Convertible Preferred Stock of the Company, $.001 par value per share.

Stock Purchase Agreement: the Stock Purchase Agreement dated as of June 30, 2004 by and among Homegrown Natural Foods, Inc. (“HNF”), certain HNF shareholders, and the Company.

Transfer: (or any variation thereof used herein) shall mean any direct or indirect sale, offer, assignment, mortgage, encumbrance, transfer, gift, pledge or other method of disposal.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Confidentiality. Each Stockholder acknowledges that he, she or it may receive or have access to Confidential Information. Each Stockholder shall preserve the confidentiality of the Confidential Information and shall not disclose any Confidential Information to any Person at any time without the express written consent of the Company in each case.

Section 7.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows:

(i) If to Solera Partners, to it at:

Solera Partners, L.P. c/o Solera Capital LLC 625 Madison Avenue, 3rd Floor

New York, NY 10022 Fax: (212) 833-1460 Attn: Molly F. Ashby

(ii) If to SCI, to it at:

SCI Partners, L.P. c/o Solera Capital LLC 625 Madison Avenue, 3rd Floor New York, NY 10022 Fax: (212) 833-1460 Attn: Molly F. Ashby

(iii) if to the Company, to it at:

Annie’s, Inc. 1610 Fifth Street Berkeley, CA 94710 Fax: (510) 295-2875 Attn: Chief Executive Officer

with copies to Solera Partners and SCI Partners at their respective addresses set forth above;

(iv) if to any Continuing Stockholder, to the address set forth on Schedule A opposite such Continuing Stockholder’s name;

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered or (z) if by fax, on the next day following the day on which such fax was sent, provided that a copy is promptly thereafter sent by certified, registered, next day, overnight mail or delivery.

Section 7.3 Governing Law, etc.

(a) This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof to the extent any such rules would require or permit the application of the laws of any other jurisdiction. Each party hereto hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction, that such action, suit or proceeding may not be brought or is not maintainable in such courts, that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each party hereto hereby consents to and grants any such court jurisdiction over the Person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.2 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (2) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (3) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (4) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.3(b).

Section 7.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

Section 7.5 Assignment. Neither this Agreement nor any rights hereunder shall be assignable or otherwise transferable by any Continuing Stockholder, either directly or indirectly, without the prior written consent of the Company and Solera, and any purported assignment or other Transfer without such consent shall be void and unenforceable; provided that Solera may, at its option, designate any other Person or Persons to exercise or assign to any other Person or Persons any of its rights under this Agreement.

Section 7.6 No Third Party Beneficiaries. Except as provided in Section 7.5, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto.

Section 7.7 New Stockholders. Each of the Stockholders and the Company hereby agrees that any Person (other than Solera or its Affiliates or any successors) who after the date of this Agreement is offered shares of any class of capital stock of the Company or holds options for the purchase of Common Stock shall, as a condition precedent to the acquisition of such shares of capital stock of the Company or the exercise of such options for the purchase of Common Stock, as the case may be, (a) become a party to this Agreement by executing the same (or, at Solera’s election, a similar agreement) and (b) if such Person executes this Agreement and is a resident of a state with a community or marital property system, cause his or her spouse to execute a Spousal Waiver in the form of Exhibit A attached hereto and deliver such Agreement and Spousal Waiver, if applicable, to the Company at its address specified in Section 7.2 hereof. Upon any such execution and delivery, such Person shall be a Stockholder for all purposes of this Agreement and shall either be a “Continuing Stockholder” or shall be subject to terms which, taken together, are no more favorable than those applicable to the Continuing Stockholders and Schedule A and this Agreement shall be amended accordingly.

Section 7.8 Stock Certificate Legend. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing Covered Securities shall bear upon its face the following legends, as appropriate:

(I) “THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS SUCH TRANSFER IS IN COMPLIANCE WITH THE THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT OF THE ISSUER, DATED AS OF NOVEMBER 22, 2011 AND ANY AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS THERETO (THE “STOCKHOLDERS’ AGREEMENT”).”

(II) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER CONDITIONS, AS SPECIFIED IN THE STOCKHOLDERS’ AGREEMENT AND A REGISTRATION RIGHTS AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE OFFICE OF THE ISSUER AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF SUCH SHARES UPON WRITTEN REQUEST.”

In addition, certificates representing Covered Securities owned by residents of certain states shall bear any legends required by the laws of such states.

Section 7.9 Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument signed by the Company, Solera, and (i) to the extent (and only to the extent) any particular Continuing Stockholder’s rights hereunder are uniquely and adversely affected by such amendment, modification or supplement, by such Continuing Stockholder or (ii) to the extent (and only to the extent) the interests of the Continuing Stockholders as a group are adversely affected by such amendment, modification or supplement, by a majority (by number of shares of Common Stock on a fully-diluted basis) of the Continuing Stockholders, provided that the consent of any Continuing Stockholder shall not be required to the joinder of those Persons who hereafter become parties to this Agreement from time to time in accordance with Sections 2.3 (Agreements to be Bound) and/or 7.7 (New Stockholders) hereof. The Company shall notify all Stockholders promptly after any such amendment, modification or supplement shall have taken effect.

Section 7.10 Waivers, etc. No waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 7.11 Termination. Article I (Election of Directors), Section 2.1 (Restrictions on Transfer), Article III (Tag-Along Right) and Article IV (Drag-Along Right) shall terminate upon a Public Offering. Any Stockholder who ceases to own shares of the Company’s capital stock or any interests therein shall cease to be a party to, or Person who is subject to, this Agreement and thereafter shall have no rights and obligations hereunder, provided, however, that a Transfer of shares of Common Stock not explicitly permitted under this Agreement shall not relieve a Continuing Stockholder of any such Continuing Stockholder’s obligations hereunder.

Section 7.12 Entire Agreement. This Agreement, together with the Registration Rights Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 7.13 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

Section 7.14 Headings; Counterparts. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

Section 7.15 Fax Signatures. Each of the parties hereto (i) has agreed to permit the use, from time to time and where appropriate, of faxed signatures, (ii) intends to be bound by its respective faxed signature, (iii) is aware that the other parties hereto will rely on the faxed signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transaction contemplated by this Agreement based on the fact that a signature was sent by fax.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ANNIE’S, INC.

By:	/s/ John Foraker
Name: John Foraker
Title: CEO

SOLERA PARTNERS, L.P.

By:	Solera Capital GP, L.P., as General Partner

By:	Solera GP, LLC, as General Partner

	By:	/s/ Molly F. Ashby
Name: Molly Ashby
Title: CEO

SCI PARTNERS, L.P.

By:	Solera GP II, LLC, as General Partner

	By:	/s/ Molly F. Ashby
Name: Molly Ashby
Title: CEO

Schedule A

(updated as of 11/24/11)

Continuing Stockholders

Stockholder

Ann E. Withey

Donna Raiff

Peter Backman

Annie Christopher

J. Randolph Hopkins

Najeti Organics LLC

Carol Wallace

Robyn K. Young

Elliott DeLoach

Aimee Sands

John Foraker

Lisa M. White

Erik Foraker

Audrey Foraker

Tim Saunders

Claudia Saunders

Schedule B

SPOUSAL WAIVER

[INSERT NAME] HEREBY WAIVES AND RELEASES ANY AND ALL EQUITABLE OR LEGAL CLAIMS AND RIGHTS, ACTUAL, INCHOATE OR CONTINGENT, WHICH HE OR SHE MAY ACQUIRE WITH RESPECT TO THE DISPOSITION, VOTING OR CONTROL OF THE SHARES OF CAPITAL STOCK OF THE COMPANY SUBJECT TO THE THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT OF ANNIE’S, INC., DATED AS OF NOVEMBER 22, 2011, AS THE SAME SHALL BE AMENDED FROM TIME TO TIME, EXCEPT FOR RIGHTS IN RESPECT OF THE PROCEEDS OF ANY DISPOSITION OF SUCH SHARES OF CAPITAL STOCK OF THE COMPANY.

Name: